EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141058 on Form S-3 of our reports dated February 26, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of Boardwalk Pipeline Partners, LP (which report expresses an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and includes an explanatory paragraph referring to a change in Boardwalk Pipeline Partners, LP’s tax status) and the effectiveness of Boardwalk Pipeline Partners, LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Boardwalk Pipeline Partners, LP for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP
Chicago, Illinois
February 26, 2008